Exhibit 99.1

First Foundation Announces 2017 First Quarter Financial Results

•	Earnings per diluted share of $0.18 for the first quarter
•	Strong growth in revenues and income
•	Another quarter of strong loan and deposit growth

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter ended March 31, 2017.

"First Foundation experienced another quarter of strong results” said Scott F. Kavanaugh, CEO. “We have seen significant growth in our wealth management activities and we continue to grow our loan portfolio while maintaining excellent credit quality.”

Highlights

Financial Results:

•	2017 first quarter compared to 2016 first quarter:
o	Earnings were $6.1 million, an increase of 61%
o	Earnings per fully diluted share were $0.18, an increase of 50%
o	Net interest income was $26.1 million, an increase of 35%
o	Total revenues (net interest income and noninterest income) were $33.8 million, an increase of 28%
•	Financial ratios:
o	Return on average equity of 8.5% for the quarter
o	Return on average assets of 0.69% for the quarter
o	Efficiency ratio of 73.0% for the quarter
o	Total shareholders’ equity of $292 million, tangible book value of $8.78 per share, and tangible common equity to tangible assets of 7.86%, in each case, as of March 31, 2017

Other Activity:

•	Deposits increased by $354 million for the first quarter
•	Loan originations totaled $382 million for the first quarter
•	Assets under management (“AUM”) at FFA increased by $222 million for the first quarter

“During the first quarter, we experienced a high level of new accounts and strong returns,” stated John Hakopian, President of FFA. “Our steady, organic growth is a result of our commitment to providing exceptional service to our clients.”

Details of Growth

•

Total loans, including loans held for sale, increased $266 million during the first quarter of 2017 as a result of $382 million of originations and $8 million of purchases which were partially offset by the sale of $21 million of multifamily loans and payoffs or scheduled payments of $103 million.

•

The $354 million growth in deposits during the first quarter of 2017 is broken down as follows: $83 million increase in noninterest bearing demand deposits; $85 million increase in interest bearing demand deposits; $63 million increase in money market and savings accounts; and $125 million increase in certificate of deposit accounts.

•

The $222 million growth in AUM during first quarter of 2017 was the result of $152 million of new accounts and $130 million of portfolio gains which were partially offset by terminations of $22 million and net withdrawals of $38 million.

“We continue to experience strong loan and deposit growth,” stated David DePillo, President of FFB. “Our originations in the first quarter were consistent with the first quarter of 2016 and typical of the seasonality experienced in the past.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 15, 2017, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2016 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$75,972	$597,946
Securities available-for-sale (“AFS”)	493,983	509,578
Loans held for sale	206,969	250,942

Loans, net of deferred fees	2,865,710	2,555,709
Allowance for loan and lease losses (“ALLL”)	(15,700)	(15,400)
Net loans	2,850,010	2,540,309

Investment in FHLB stock	17,326	33,750
Deferred taxes	16,405	16,811
Premises and equipment, net	6,870	6,730
Real estate owned (“REO”)	1,400	1,734
Goodwill and intangibles	2,122	2,177
Other assets	16,860	15,426
Total Assets	$3,687,917	$3,975,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$2,780,377	$2,426,795
Borrowings	602,000	1,250,000
Accounts payable and other liabilities	13,760	14,344
Total Liabilities	3,396,137	3,691,139

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 33,007,595 and 32,719,632 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	33	16
Additional paid-in-capital	234,272	232,428
Retained earnings	63,178	57,065
Accumulated other comprehensive income (loss), net of tax	(5,703)	(5,245)
Total Shareholders’ Equity	291,780	284,264

Total Liabilities and Shareholders’ Equity	$3,687,917	$3,975,403

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended March 31,
	2017	2016

Interest income:
Loans	$26,491	$18,170
Securities	3,031	3,121
FHLB Stock, fed funds sold and deposits	838	407
Total interest income	30,360	21,698

Interest expense:
Deposits	3,192	1,795
Borrowings	1,110	542
Total interest expense	4,302	2,337

Net interest income	26,058	19,361

Provision for loan losses	69	400

Net interest income after provision for loan losses	25,989	18,961

Noninterest income:
Asset management, consulting and other fees	6,215	6,001
Gain on sale of loans	300	-
Gain (loss) on capital markets activities	-	311
Other income	1,268	673
Total noninterest income	7,783	6,985

Noninterest expense:
Compensation and benefits	14,755	12,724
Occupancy and depreciation	3,414	2,815
Professional services and marketing costs	3,429	1,723
Other expenses	3,111	2,155
Total noninterest expense	24,709	19,417

Income before taxes on income	9,063	6,529
Taxes on income	2,950	2,711
Net income	$6,113	$3,818

Net income per share:
Basic	$0.19	$0.12
Diluted	$0.18	$0.12
Shares used in computation:
Basic	32,805,010	32,006,176
Diluted	33,961,220	33,169,064

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended March 31,
	2017	2016
Selected Income Statement Data:
Net interest income	$26,058	$19,361
Provision for loan losses	69	400
Noninterest Income:
Asset management, consulting and other fees	6,215	6,001
Gain on sale of loans	300	-
Gain (loss) on capital markets activities	-	311
Other	1,268	673
Noninterest expense	24,709	19,417
Income before taxes	9,063	6,529
Net income	6,113	3,818
Net income per share:
Basic	$0.19	$0.12
Diluted	0.18	0.12

Selected Performance Ratios:
Return on average assets - annualized	0.69%	0.61%
Return on average equity - annualized	8.5%	5.7%
Net yield on interest-earning assets	2.96%	3.17%
Efficiency ratio (1)	73.0%	73.7%
Noninterest income as a % of total revenues	23.0%	26.5%

Other Information:
Loan originations	$381,913	$379,172
Charge-offs / average loans - annualized	0.00%	0.00%

(1)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	March 31, 2017	December 31, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$75,972	$597,946
Loans held for sale	206,969	250,942
Loans, net of deferred fees	2,865,710	2,555,709
Allowance for loan and lease losses (“ALLL”)	(15,700)	(15,400)
Total assets	3,687,917	3,975,403
Noninterest-bearing deposits	742,544	661,781
Interest-bearing deposits	2,037,833	1,765,014
Borrowings	602,000	1,250,000
Shareholders’ equity	291,780	284,264

Selected Capital Data:
Tangible common equity to tangible assets(2)	7.86%	7.10%
Tangible book value per share(2)	$8.78	$8.62
Shares outstanding at end of period	33,007,595	32,719,632

Other Information:
Assets under management (end of period)	$3,808,450	$3,586,672
Number of employees	360	335
Loan to deposit ratio	110.5%	115.7%
Nonperforming assets to total assets	0.25%	0.25%
Ratio of ALLL to loans(3)	0.54%	0.60%

(2)

Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.1 million and $2.2 million of intangible assets as of March 31, 2017 and December 31, 2016, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios. Accordingly, we believe that tangible common equity to tangible assets and tangible book value per share provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended March 31,
	2017	2016
Banking:
Interest income	$30,360	$21,698
Interest expense	4,277	2,337
Net interest income	26,083	19,361
Provision for loan losses	69	400
Noninterest income	2,516	1,752
Noninterest expense	18,331	13,344
Income before taxes on income	$10,199	$7,369

Wealth Management:
Noninterest income	$5,457	$5,376
Noninterest expense	5,190	5,223
Income before taxes on income	$267	$153

Other and Eliminations:
Interest income	$-	$-
Interest expense	(25)	-
Net interest income	(25)	-
Noninterest income	(190)	(143)
Noninterest expense	1,188	850
Income before taxes on income	$(1,403)	$(993)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017

Interest income:
Loans	$18,170	$20,961	$22,231	$23,718	$26,491
Securities	3,121	3,100	3,202	3,358	3,031
FHLB Stock, fed funds sold and deposits	407	512	571	1,291	838
Total interest income	21,698	24,573	26,004	28,367	30,360

Interest expense:
Deposits	1,795	1,973	2,426	2,722	3,192
Borrowings	542	679	415	641	1,110
Total interest expense	2,337	2,652	2,841	3,363	4,302

Net interest income	19,361	21,921	23,163	25,004	26,058

Provision for loan losses	400	1,250	1,231	1,800	69

Net interest income after provision for loan losses	18,961	20,671	21,932	23,204	25,989

Noninterest income:
Asset management, consulting and other fees	6,001	5,985	6,141	6,257	6,215
Gain on sale of loans	-	-	7,238	574	300
Gain (loss) on capital markets activities	311	(2,351)	997	-	-
Other income	673	1,276	703	755	1,268
Total noninterest income	6,985	4,910	15,079	7,586	7,783

Noninterest expense:
Compensation and benefits	12,724	11,924	12,059	11,867	14,755
Occupancy and depreciation	2,815	2,896	3,072	3,195	3,414
Professional services and marketing costs	1,723	2,560	3,525	2,017	3,429
Other expenses	2,155	2,470	2,880	3,112	3,111
Total noninterest expense	19,417	19,850	21,536	20,191	24,709

Income before taxes on income	6,529	5,731	15,475	10,599	9,063
Taxes on income	2,711	1,821	6,417	4,082	2,950
Net income	$3,818	$3,910	$9,058	$6,517	$6,113

Net income per share:
Basic	$0.12	$0.12	$0.28	$0.20	$0.19
Diluted	$0.12	$0.12	$0.27	$0.19	$0.18
Shares used in computation:
Basic	32,006,176	32,269,738	32,514,016	32,668,318	32,805,010
Diluted	33,169,064	33,348,678	33,575,894	33,788,114	33,961,220

The Company adopted ASU 2016-09, Improvement to Employee Share-Based Payment Accounting, in the third quarter of 2016. For purposes of this table, the taxes on income, net income per share and the diluted shares used in the computation of earnings per share for the first three quarters of 2016 have been restated to reflect the retroactive application of this standard.

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Banking:
Interest income	$21,698	$24,573	$26,004	$28,367	$30,360
Interest expense	2,337	2,652	2,841	3,363	4,277
Net interest income	19,361	21,921	23,163	25,004	26,083
Provision for loan losses	400	1,250	1,231	1,800	69
Noninterest income	1,752	(170)	9,923	2,327	2,516
Noninterest expense	13,344	14,268	16,134	14,676	18,331
Income before taxes on income	$7,369	$6,233	$15,721	$10,855	$10,199

Wealth Management:
Noninterest income	$5,376	$5,222	$5,319	$5,431	$5,457
Noninterest expense	5,223	4,616	4,697	4,696	5,190
Income before taxes on income	$153	$606	$622	$735	$267

Other and Eliminations:
Interest income	$-	$-	$-	$-	$-
Interest expense	-	-	-	-	(25)
Net interest income	-	-	-	-	(25)
Noninterest income	(143)	(142)	(163)	(172)	(190)
Noninterest expense	850	966	705	819	1,188
Income before taxes on income	$(993)	$(1,108)	$(868)	$(991)	$(1,403)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended March 31,
	2017	2016

Average Balances:
Loans	$2,932,011	$1,860,838
Securities	511,962	533,823
Total interest-earnings assets	3,516,207	2,446,667
Deposits: interest-bearing	1,916,422	1,261,044
Deposits: noninterest-bearing	700,613	438,029
Borrowings	634,422	505,201

Average Yield / Rate
Loans	3.62%	3.91%
Securities	2.37%	2.34%
Total interest-earnings assets	3.46%	3.55%
Deposits (interest-bearing only)	0.68%	0.57%
Deposits (noninterest and interest-bearing)	0.49%	0.43%
Borrowings	0.71%	0.43%
Total interest-bearing liabilities	0.68%	0.53%

Net Interest Rate Spread	2.78%	3.02%

Net Yield on Interest-earning Assets	2.96%	3.17%

	For the Quarter Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017

Average Balances:
Loans	$1,860,838	$2,208,793	$2,357,956	$2,620,615	$2,932,011
Securities	533,823	533,435	508,193	526,644	511,962
Total interest-earnings assets	2,446,667	2,798,763	2,943,880	3,219,269	3,516,207
Deposits: interest-bearing	1,261,044	1,325,994	1,520,979	1,666,499	1,916,422
Deposits: noninterest-bearing	438,029	598,150	806,861	757,897	700,613
Borrowings	505,201	631,297	362,576	530,357	634,422

Average Yield / Rate:
Loans	3.91%	3.80%	3.77%	3.62%	3.62%
Securities	2.34%	2.32%	2.52%	2.55%	2.37%
Total interest-earnings assets	3.55%	3.51%	3.53%	3.52%	3.46%
Deposits (interest-bearing only)	0.57%	0.60%	0.63%	0.65%	0.68%
Deposits (noninterest and interest-bearing)	0.43%	0.41%	0.41%	0.45%	0.49%
Borrowings	0.43%	0.43%	0.46%	0.48%	0.71%
Total interest-bearing liabilities	0.53%	0.54%	0.60%	0.61%	0.68%

Net Interest Rate Spread	3.02%	2.97%	2.93%	2.91%	2.78%

Net Yield on Interest-earning Assets	3.17%	3.13%	3.15%	3.11%	2.96%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended March 31, 2017 as Compared to Quarter Ended March 31 2016

Our net income and income before taxes in the first quarter of 2017 were $6.1 million and $9.1 million, respectively, as compared to $3.8 million and $6.5 million, respectively, in the first quarter of 2016. The increase in income before taxes was primarily the result of a $2.8 million increase in income before taxes for Banking. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which was partially offset by higher noninterest expenses. Income before taxes for Wealth Management for the first quarter of 2017 was $0.3 million as compared to $0.2 million in the first quarter of 2016 due to an increase in noninterest income. Corporate noninterest expenses increased by $0.3 million primarily due to costs related to strategic activities, including the Company’s at the market stock offering under which no shares were sold in the first quarter.

The effective tax rate for the first quarter of 2017 was 32.5% as compared to 41.5% for the first quarter of 2016, with the benefit primarily due to the reductions in taxes on income from excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 35% from $19.4 million in the first quarter of 2016, to $26.1 million in the first quarter of 2017 due to a 44% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.02% in the first quarter of 2016 to 2.78% in the first quarter of 2017 was due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.55% to 3.46% due to a decrease in the yield on loans due to prepayments of higher yielding loans and the addition of loans at market rates which were lower than the current yield on our loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, due to increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.43% in the first quarter of 2016 to 0.70% in the first quarter of 2017.

The provision for loan losses in the first quarter of 2017 was $0.1 million as compared to $0.4 million in the first quarter of 2016 as we realized a $0.2 million recovery on a prior charge-off in the first quarter of 2017.

Noninterest income in Banking increased from $1.8 million in the first quarter of 2016 to $2.5 million in the first quarter of 2017. During the first quarter of 2017, we realized a $0.3 million gain on the sale of $21 million of multifamily loans, while in the first quarter of 2016, we realized a $0.3 million gain on the sale of securities. During the first quarter of 2017, we also realized a $0.1 million gain on sale of real estate owned, and, when compared to the first quarter of 2016, $0.6 million of higher trust fees, insurance fees and loan fees, including servicing and prepayment fees. Included in noninterest income in the first quarter of 2017 are $0.2 million of revenues related to our insurance agency operations. Noninterest revenue for Wealth Management increased by $0.1 million to $5.5 million in the first quarter of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $13.3 million in the first quarter of 2016 to $18.3 million in the first quarter of 2017 due to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and litigation related costs. Compensation and benefits for Banking increased $1.9 million or 23% during the first quarter of 2017 as compared to the first quarter of 2016 as the number of full time equivalent employees (“FTE”) in Banking increased to 290.0 from 241.3 as a result of the increased staffing related to the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $0.7 million increase in occupancy and depreciation for Banking in the first quarter of 2017 as compared to the first quarter of 2016 was due to costs associated with our expansion into additional corporate space and the acquisition and opening of new offices during 2016. Litigation related costs for Banking were $1.4 million higher in the first quarter of 2017 as compared to the first quarter of 2016 due to the resolution of an outstanding litigation matter in the first quarter of 2017 and increased activity in other matters. The increase in other expenses in Banking in the first quarter of 2017 as compared to the first quarter of 2016 was due to increased costs related to our higher level of activities and a $0.6 million increase in customer service costs related to the increases in noninterest demand deposits. Included in noninterest expense in the first quarter of 2017 are $0.5 million of costs related to our insurance agency operations.

Quarter Ended March 31, 2017 as Compared to Quarter Ended December 31, 2016

Our net income and income before taxes in the first quarter of 2017 were $6.1 million and $9.1 million, respectively, as compared to $6.5 million and $10.6 million, respectively, in the fourth quarter of 2016. The decrease in income before taxes was the result of a $0.7 million decrease in income before taxes for Banking, a $0.4 million decrease in income before taxes for Wealth Management and a $0.4 million increase in corporate expenses. The decrease in Banking was due to higher noninterest expenses which was partially offset by higher net interest income, higher noninterest income and a lower provision for loan losses. The decrease in Wealth Management was due to higher noninterest expenses. Corporate noninterest expenses increased by $0.4 million primarily due to costs related to strategic activities.

The effective tax rate for the first quarter of 2017 was 32.5% as compared to 38.5% for the fourth quarter of 2016, with the benefit primarily due to the reductions in taxes on income from excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 4% from $25.0 million in the fourth quarter of 2016 to $26.1 million in the first quarter of 2017 due to a 9% increase in interest-earning assets which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.91% in the fourth quarter of 2016 to 2.78% in the first quarter of 2017 was due to a decrease in yield on total interest-earning assets and an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets decreased from 3.52% to 3.46% due primarily to lower dividends on FHLB stock. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, due to increases in deposit market rates and the use of promotional rates to attract deposits, and increased costs of borrowings as the average rate on FHLB advances increased from 0.48% in the fourth quarter of 2016 to 0.70% in the first quarter of 2017.

The provision for loan losses in the first quarter of 2017 was $0.1 million as compared to $1.8 million in the fourth quarter of 2016 as we realized favorable trends in criticized loans in the first quarter of 2017, including a $0.2 million recovery on a prior charge-off .

Noninterest income for Banking increased from $2.3 million in the fourth quarter of 2016 to $2.5 million in the first quarter of 2017 due to a $0.5 million increase in prepayment and other loan fees which was partially offset by a $0.3 million lower gain on sale of loans.

Noninterest expense in Banking increased from $14.7 million in the fourth quarter of 2016 to $18.3 million in the first quarter of 2017 due to increases in staffing and litigation related costs. Compensation and benefits for Banking were $2.2 million higher in the first quarter of 2017 as compared to the fourth quarter of 2016 due to increased staffing, the number of FTE which increased to 290.0 from 272.0, and costs associated with raises, employer taxes and employer contributions to retirement plans. Litigation related costs for Banking were $1.4 million higher in the first quarter of 2017 as compared to the fourth quarter of 2016 due to the resolution of an outstanding litigation matter in the first quarter of 2017 and increased activity in other matters. Noninterest expense in Wealth Management increased by $0.5 million due to a $0.6 million increase in compensation and benefits. The increase in compensation and benefits was due to increased staffing,  the number of FTE which increased to 61.2 from 58.0, and costs associated with raises, employer taxes and employer contributions to retirement plans.

Changes in Financial Position

During the first quarter of 2017, total assets decreased by $287 million primarily due to additional borrowings that occurred as of December 31, 2016. Cash and cash equivalents and borrowings decreased by $522 million and $648 million, respectively. The Company borrowed $20 million on its holding company line of credit in the first quarter of 2017 and contributed that amount to the Bank. Loans and loans held for sale increased by $266 million and deposits increased by $354 million. The $266 million increase in loans during the first quarter of 2017 was the result of $382 million of originations and $8 million of purchases which were partially offset by the sale of $21 million of multifamily loans and payoffs or scheduled payments of $103 million. The growth in deposits was due to the organic growth in deposits from our specialty deposit group and our branch offices.

Our credit quality remains strong as our ratio of non-performing assets to total assets remained at 0.25% at March 31, 2017. We realized net recoveries of $0.2 million during the first quarter of 2017 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.54% at March 31, 2017.